Exhibit (j.1)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 13, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Reports to Shareholders of Select Value Fund, Mid Cap Value Fund, Value Plus Fund, Value Fund, and International Value Fund (five portfolios comprising Heartland Group, Inc.) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm", and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
April 30, 2015